Exhibit 10.23

EXECUTIVE RELEASE OF CLAIMS, SEPARATION,

NON-SOLICITATION AND NON-COMPETE AGREEMENT

This Agreement is made as of February 22, 2010 (the “Effective Date”) by and between Delphi Corporation, its predecessors, subsidiaries, affiliates, divisions and joint ventures (collectively, “Delphi”), and John Sheehan (“Executive”) and hereafter referred to as the “Agreement”. In consideration of the mutual covenants and undertakings set forth below, Delphi and Executive agree as follows:

1. Executive’s employment with Delphi will be separated effective April 1, 2010 under circumstances making Executive eligible for Severance Pay of one million, six hundred and eighty thousand dollars ($1,680,000), an amount equal to 18 months base pay plus an additional 18 month bonus target payment, less applicable deductions. This payment will be made in 36 installments paid twice monthly over 18 months commencing on April 15, 2010. Executive acknowledges that the consideration provided for in this Agreement is in excess of anything Executive would otherwise be entitled to receive absent signing this Agreement.

2. In consideration for receiving these benefits, Executive releases, remises, and forever discharges Delphi and its officers, shareholders, subsidiaries, affiliates, joint ventures, employee benefit plans, employee benefit plan sponsors and fiduciaries, agents and employees, predecessors, successors, and assigns from any and all manner of actions, causes of actions, suits, proceedings, damages, costs, and claims whatsoever in law or in equity (collectively “Claims”), which Executive has or may have based upon or in connection with his or her employment with or separation from Delphi. This release specifically includes all Claims under the Employee Retirement Income Security Act of 1974, as amended, which regulates employee benefit plans; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion, or sex; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability; the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age; the Equal Pay Act, which prohibits wage discrimination; state fair employment practices or civil rights laws; and any other federal, state or local law, order, or regulation or the common law relating to employment or employment discrimination, including those which preclude any form of discrimination based on age. This includes, without limitation, Claims for breach of contract (either express or implied), slander, libel, defamation, misrepresentation, promissory estoppel, detrimental reliance, and wrongful discharge. This Release of Claims covers Claims Executive knows about and Claims Executive does not know about; but does not cover Claims that arise after Executive separates from Delphi, or Claims that are not subject to waiver under applicable law.

3. Confidentiality

a. Executive acknowledges and agrees that: (A) Executive held a position of trust and confidence with Delphi and that his or her employment by Delphi required that Executive have access to and knowledge of valuable and sensitive information, material, and devices relating to Delphi and/or its business, activities, products, services, customers and vendors, including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of Delphi’s actual and prospective customers and their representatives; prior, current or future research or development activities of Delphi and/or its customers; the products and services provided or offered by Delphi to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of Delphi; unique and/or proprietary computer equipment, programs, software and source codes; licensing information; personnel information; vendor information; marketing plans and techniques; forecasts; and other trade secrets (“Confidential Information”); (B) the direct and indirect disclosure of any such Confidential Information would place Delphi at a competitive disadvantage and would do damage, monetary or otherwise, to Delphi’s business; and (C) the engaging by Executive in any of the activities prohibited by this Paragraph 3 may constitute misappropriation and/or improper use of trade secrets in violation of the Michigan Uniform Trade Secrets Act, as well as a violation of this Agreement.

February 4, 2010

b. Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, consultant, principal or agent of any business, or in any other capacity, publish or make known, disclose, furnish, reproduce, make available, or utilize any of the Confidential Information without the prior expressed written approval of an officer of Delphi, other than in the proper performance of the duties contemplated herein, unless and until such Confidential Information is or shall become general public knowledge through no fault of Executive.

c. In the event that Executive is required by law to disclose any Confidential Information, Executive agrees to give Delphi prompt advance written notice thereof and to provide Delphi with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.

4. Intellectual Property

a. Executive hereby assigns to Delphi or its designees, without further consideration and free and clear of any lien or encumbrance, Executive’s entire right, title and interest (within the United States and all foreign jurisdictions), to any and all inventions, discoveries, improvements, developments, works of authorship, concepts, ideas, plans, specifications, software, formulas, databases, designees, processes and contributions to Confidential Information created, conceived, developed or reduced to practice by Executive (alone or with others) during Executive’s employment which (A) are related to Delphi’s current or anticipated business, activities, products, or services, (B) resulted from any work performed by Executive for Delphi, or (iii) were created, conceived, developed or reduced to practice with the use of Company property, including any and all Intellectual Property Rights (as defined below) therein (“Work Product”). Any Work Product which falls within the definition of “work made for hire”, as such term is defined in the Copyright Act (17 U.S.C. Section 101), shall be considered a “work made for hire”, the copyright in which vests initially and exclusively in Delphi. Executive waives any rights to be attributed as the author of any Work Product and any “droit morale” (moral rights) in Work Product. Executive agrees to immediately disclose to Delphi all Work Product. For purposes of this Agreement, “Intellectual Property” shall mean any patent, copyright, trademark or service mark, trade secret, or any other proprietary rights protection legally available.

b. Executive agrees to execute and deliver any instruments or documents, and to do all other things reasonably requested by Delphi in order to more fully vest Delphi with all ownership rights in the Work Product. If any Work Product is deemed by Delphi to be patentable or otherwise registrable, Executive shall assist Delphi (at Delphi’s expense) in obtaining letters of patent or other applicable registration therein and shall execute all documents and do all things, including testifying (at Delphi’s expense), necessary or appropriate to apply for, prosecute, obtain, or enforce any Intellectual Property Right relating to any Work Product. Should Delphi be unable to secure Executive’s signature on any document deemed necessary to accomplish the foregoing, whether due to Executive’s disability or other reason, Executive hereby irrevocably designates and appoints Delphi and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf and stead to take any of the actions required of Executive under the previous sentence, with the same effect as if executed and delivered by Executive, such appointment being coupled with an interest.

5. Non-Competition

a. Executive acknowledges and agrees that: (A) the Business (as defined below) is intensely competitive and conducted by Delphi throughout the world; and (B) reasonable limits on Executive’s ability to engage in activities which are competitive with Delphi are warranted in order to, among other things, reasonably protect trade secrets and proprietary information of Delphi and to maintain and develop Delphi’s reputation, customer relationships, goodwill and overall status in the marketplace.

February 4, 2010

b. For a period of eighteen (18) months following the Effective Date, Executive shall not engage in Competition (as defined below) with Delphi.

c. For purposes of this Agreement, “Competition” by Executive shall mean Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting Executive’s name to be used in connection with the activities of any other business or organization anywhere in the world which competes, directly or indirectly, with Delphi in the Business; provided, however, it shall not be a violation of this Paragraph 5 for Executive to become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a corporation in Competition with Delphi that is registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not otherwise participate in the business of such corporation.

d. For purposes of this Agreement, “Business” means the creation, development, manufacture, sale, promotion and distribution of vehicle electronics, transportation components, integrated systems and modules and other electronic technology and any other business which Delphi engages in, or is preparing to become engaged in, at the time of Executive’s termination.

6. Non-Solicitation; Non-Interference. For a period of twelve (12) months following the Effective Date, Executive agrees that he or she will not, directly or indirectly, for Executive’s benefit or for the benefit of any other person, firm or entity, do any of the following:

a. solicit from any customer doing business with Delphi as of Executive’s termination or within six (6) months prior to the Effective Date, business of the same or of a similar nature to the Business;

b. solicit from any known potential customer of Delphi business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by Delphi, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the Effective Date;

c. solicit the employment or services of, or hire or engage, any person who was known to be employed or engaged by Delphi as of the Effective Date, or within 6 months thereof; or

d. otherwise interfere with the business or accounts of Delphi, including, but not limited to, with respect to any relationship or agreement between Delphi and any vendor or supplier.

7. Executive agrees that any breach or threatened breach of Paragraphs 3, 4, 5, or 6 of this Agreement would result in irreparable injury and damage to Delphi for which an award of money to Delphi would not be an adequate remedy. Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, Delphi shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive. The terms of this paragraph shall not prevent Delphi from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. Executive and Delphi further agree that the provisions of this Agreement are reasonable. Executive agrees to indemnify and hold harmless Delphi from and against all reasonable expenses (including reasonable fees and disbursements of counsel) which may be incurred by Delphi in connection with, or arising out of, any violation of this Agreement by Executive.

8. The provisions of Paragraphs 3, 4, 5, and 6 of this Agreement survive the termination of Executive’s employment with Delphi, regardless of the reason for such termination, for the duration expressly stated in any such provision or, if no duration is stated, then indefinitely.

February 4, 2010

9. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows: If to Executive, at Executive’s most recent address shown in the records of Delphi; and if to Delphi:

Delphi Corporation

5725 Delphi Drive

Troy Michigan 48098

Attention: General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of Delphi as may be specifically designated by its Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is not intended and shall not be construed to confer any rights or remedies upon any other person or entity, other than the parties hereto.

11. Nothing in this Agreement shall be construed in a manner that would result in a duplication of benefits to Executive.

12. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, without limiting the generality of the foregoing, if any one or more of the provisions contained in this agreement shall be held to be unreasonable or unenforceable in any respect, including excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

13. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, without regard to its conflicts of law principles, except to the extent within the jurisdiction of the Bankruptcy Court for the Southern District of New York. The parties hereby irrevocably consent and submit to the jurisdiction of the federal and state courts located within the state of Michigan in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, except to the extent within the jurisdiction of the Bankruptcy Court for the Southern District of New York.

14. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, understandings, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Specifically, Executive hereby rescinds and revokes any prior Release of Claims document, or any other document purporting to promise, provide, or entitle Executive to severance benefits of any kind, that Executive signed during Executive’s employment with Delphi, and acknowledges and agrees that any such documents are null and void in all respects.

15. Executive understands that, by accepting benefits under the Plan, he or she will no longer be entitled to receive any disability benefits under the Delphi Life and Disability Benefits Program for Salaried Employees relating to any disability that arose or arises at any time, and if Executive is currently receiving or is eligible to receive disability benefits as of the effective date of this Release of Claims, Executive understands that such benefits or eligibility for such benefits will cease upon the effective date of this Agreement.

February 4, 2010

16. Executive acknowledges that he or she has been given a minimum of twenty-one (21) calendar days to review this Release of Claims. Executive understands that he or she may use as much of this twenty-one (21) day period as Executive wishes. Executive has been advised to consult an attorney before signing this Agreement, but understands that whether or not Executive does so is exclusively his or her decision.

17. Executive understands that he or she may revoke this Agreement within seven (7) days of signing it. To be effective, the revocation must be in writing and must be received by Kevin Butler at Delphi World Headquarters, 5725 Delphi Drive, Troy, Michigan 48098, before the close of business on the seventh (7th) day after Executive signs this Agreement. If Executive revokes this Agreement, no part shall be effective or enforceable and Executive will not receive the consideration provided for herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date below.

DELPHI CORPORATION

/s/ John D. Sheehan		By:	/s/ Debra Alexander

Dated:	February 22, 2010	Title:	Executive Director Global Comp

		Dated:	February 22, 2010

February 4, 2010